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                                                                     Exhibit 2.2

             FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION



         This First Amendment to Agreement and Plan of Reorganization is dated as of January 13, 1997 by and among NFC Castings, Inc., a Delaware corporation ("Parent"), NC Merger Company, a Wisconsin corporation ("Newco"), and Neenah Corporation, a Wisconsin corporation (the "Company").

                                    RECITALS

         Parent, Newco and the Company entered into an Agreement and Plan of Reorganization dated as of November 20, 1996 ("Agreement") pursuant to which they agreed to consummate a transaction in which Parent would acquire the Company for cash through a reverse triangular merger of Newco with and into the Company, whereby all of the outstanding shares of the capital stock of the Company would be converted into the right to receive cash and all of the outstanding shares of the capital stock of Newco would be converted into shares of the capital stock of the Company, upon the terms and subject to the conditions set forth in the Agreement. The parties desire to amend certain provisions of the Agreement in the manner and to the extent set forth herein, to extend the closing date and the outside date for such transaction.

         Accordingly, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1. AMENDMENT OF THE AGREEMENT.

         1.1 Closing Date. Sections 2.2, 9.1(b)(ii) and 9.1(c)(ii) of the Agreement are amended by substituting the date "February 20, 1997" for the date "January 31, 1997" each place it appears.

         1.2 Outside Date. Sections 9.1(b)(iii) and 9.1(c)(iii) of the Agreement are amended by substituting the date "February 21, 1997" for the date "February 15, 1997" each place it appears.

2. RATIFICATION.

         Except as expressly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. The Agreement, as amended hereby, and all rights and powers created thereby and thereunder are in all respects ratified and confirmed.

3. COUNTERPARTS.

         This Amendment may be signed in any number of counterparts, all of which taken together shall constitute one fully-executed agreement.
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                       NFC CASTINGS, INC.


                                           /s/ NFC Castings, Inc.
                                       By:________________________________

                                       Title:_____________________________


                                       NC MERGER COMPANY

                                           /s/ NC Merger Company
                                       By:________________________________

                                       Title:_____________________________


                                       NEENAH CORPORATION

                                           /s/ Neenah Corporation
                                       By:________________________________

                                       Title:_____________________________



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